Exhibit 5.1

October 10, 2012

Boardwalk Pipeline Partners, LP

9 Greenway Plaza, Suite 2800

Houston, Texas 77046

Ladies and Gentlemen:

We have acted as counsel to Boardwalk Pipeline Partners, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with (i) the offer and sale by the Partnership of 10,000,000 common units representing limited partner interests in the Partnership (the “Offered Units”) pursuant to an Underwriting Agreement, dated as of October 4, 2012 (the “Underwriting Agreement”), among Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters (the “Underwriters”), the Partnership, Boardwalk GP, LP, a Delaware limited partnership, and the general partner of the Partnership and Boardwalk GP, LLC, a Delaware limited liability company and the general partner of Boardwalk GP, LP (the “General Partner”), (ii) the potential offering and sale of up to an additional 1,500,000 common units representing limited partner interests in the Partnership (the “Option Units” and, collectively with the Offered Units, the “Units”) pursuant to the exercise by the Underwriters of an option to purchase that number of additional units representing limited partner interests, and (iii) the filing of the Registration Statement on Form S-3 (Registration No. 333-166373) (the “Registration Statement”) and the Prospectus dated April 29, 2010 included therein (the “Base Prospectus”) by the Partnership under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), pursuant to which the Units are registered. On October 5, 2012, the Partnership filed with the SEC the Base Prospectus and a prospectus supplement dated October 4, 2012 (the “Prospectus Supplement”) pursuant to Rule 424(b) promulgated under the Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Base Prospectus, (ii) the Prospectus Supplement, (iii) the Partnership’s Third Amended and Restated Agreement of Limited Partnership, as further amended (the “Partnership Agreement”), (iv) the Underwriting Agreement, (v) the resolutions of the Board of Directors and the equity pricing committee thereof and (vi) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

In rendering the opinion set forth below, we have assumed that all Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus Supplement, the Base Prospectus and the Underwriting Agreement.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, and (iv) the Underwriting Agreement has been duly authorized, executed and delivered by the Underwriters and constitutes a legal, valid and binding obligation of the Underwriters, and that the Underwriters have the requisite organizational and legal power and authority to perform their obligations under the Underwriting Agreement.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that when the Units have been issued and delivered in accordance with the terms of the Underwriting Agreement and upon payment of the consideration therefor provided for therein, the Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (“DRUPLA”) and except as described in the Base Prospectus and Prospectus Supplement).

The opinions expressed herein are limited in all respects to the DRUPLA and the Delaware Limited Liability Company Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) the laws of the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Base Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.